Exhibit 5.3

Amcor plc 3rd Floor 44 Esplanade St. Helier Jersey JE4 9WG (the Addressee)	D +44 1534 514251
E simon.dinning@ogier.com

Reference: SDD/CWT/AEV178119.00018

15 July 2025

Amcor plc (the Company)

1	Request for opinion

1.1	At your request we are providing you with this legal opinion on matters of Jersey law in connection with the filing of the Registration Statement (defined below) by Amcor plc (Amcor plc or the Company), Amcor Finance (USA), Inc. (AFUI), Amcor UK Finance plc (Amcor UK), Amcor Group Finance plc (AGF), Amcor Flexibles North America, Inc. (Amcor Flexibles), Berry Global Group, Inc. (Berry Global Group) and Berry Global, Inc. (Berry Global and together with the Company, AFUI, Amcor UK, AGF, Amcor Flexibles, Berry Global Group and Berry Global, the Parties) with the U.S. Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), in connection the offers by the Parties to exchange (the Exchange Offers) Amcor Flexibles’s (i) $725,000,000 4.800% Guaranteed Senior Notes due 2028, (ii) $725,000,000 5.100% Guaranteed Senior Notes due 2030, and (iii) $750,000,000 5.500% Guaranteed Senior Notes due 2035 (collectively, the Exchange Notes), which are being registered under the Securities Act, pursuant to the Registration Statement, for an equal principal amount of Amcor Flexibles’s outstanding (i) $725,000,000 4.800% Guaranteed Senior Notes due 2028, (ii) $725,000,000 5.100% Guaranteed Senior Notes due 2030, and (iii) $750,000,000 5.500% Guaranteed Senior Notes due 2035 (collectively, the Old Notes).

1.2	The Exchange Notes will be issued under the indenture dated 17 March 2025 (the Original Indenture) among Amcor Flexibles North America (as issuer), the Company (as parent guarantor), AFUI, Amcor UK, Amcor Pty Ltd and AGF (each, an initial subsidiary guarantor, and together with the Company, the original guarantors), and Deutsche Bank Trust Company Americas (as trustee) (the Trustee) together with the officer's certificate dated 17 March 2025 delivered pursuant to the Original Indenture establishing the terms of the Old Notes, as supplemented by the first supplemental indenture, dated as of 30 April 2025 (the First Supplemental Indenture and, together with the Original Indenture, the Indenture), among Amcor Flexibles (as issuer), Berry Global Group and Berry Global (as guarantors), and the Trustee.

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans James Fox Amy Garrod	Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall Matt McManus Rebecca McNulty Steven Meiklejohn	Alexandra O'Grady Oliver Passmore Nathan Powell Sophie Reguengo Oliver Richardson Bruce Scott Henry Wickham Nicholas Williams

Registered as a limited liability partnership in Jersey. Registered number 99.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the documents listed in Part A of Schedule 1 signed on behalf of the Company (the Documents). In addition, we have examined copies of the corporate and other documents listed in Part B of Schedule 1 and conducted the searches referred to in Part C of Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinions

As a matter of Jersey law, on the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate existence, capacity and authority

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Company has the capacity and power to enter into the Documents and to exercise its rights and perform its obligations thereunder;

(c)	the Company has taken all corporate or other action required to authorise its execution of the Documents and the exercise by it of its rights and the performance by it of its obligations thereunder;

No winding up, dissolution, appointment of liquidator, désastre declaration or application for creditors' winding up

(d)	a search of the Public Records revealed no evidence of any resolutions or court orders for the winding up or dissolution of the Company and no evidence of the appointment of any liquidator in respect of the Company or any of its assets;

(e)	the written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search indicates that the Company has not been listed as being the subject of an application for a creditors' winding up; and

(f)	the written confirmation provided by the Viscount's Department in response to the Désastre Search indicates that there has been no declaration of désastre in respect of the property of the Company.

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5	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than Jersey;

(b)	in relation to the accuracy of any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

(c)	as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transactions envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents;

(d)	as to whether the acceptance, execution or performance of the Company's obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company's memorandum and articles of association) entered into by or binding on the Company;

(e)	as to the enforceability of any documents entered into or to be entered into by the Company; or

(f)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets which are the subject of the Documents.

6	Governing law

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of Jersey;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific Jersey legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Consent to Filing of this Opinion Letter

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

8	Who can rely on this opinion

This opinion is given for your benefit in connection with the Documents and it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to your professional advisers (acting only in that capacity).

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Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP

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Schedule 1

Documents examined

Part A

The Documents

1	The registration statement on Form S-4 to be filed with the Commission by the Parties relating to the Exchange Offers (the Registration Statement).

2	The Indenture.

Part B

Corporate and other documents

1	A certificate signed by the secretary of the Company dated on or about the date hereof (the Secretary's Certificate) relating to certain questions of fact, together with true and complete copies of the documents referred to therein including a copy of the written resolutions of the board of directors of the Company dated 8 March 2025 (the Board Resolutions);

2	A copy of the certificate of incorporation and any certificates of incorporation upon change of name of the Company appearing on the Public Records on the date of this opinion.

3	The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company and any shareholders' or joint venture or similar agreement supplementing the articles of association of the Company) appearing on the Public Records on the date of this opinion.

Part C

Searches

1	The public records of the Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission on the date hereof (the Public Records).

2	The results received on the date hereof of our written enquiry in respect of the Company made to the Viscount's Department (the Désastre Search).

3	The results received on the date hereof of our written enquiry in respect of applications for a creditors' winding up made in respect of the Company made to the Judicial Greffe (the Creditors' Winding Up Search).

4	A printed search result of the Jersey register of security interests (the SIR) established pursuant to Part 8 of the Security Interests (Jersey) Law 2012 (the SIJL) in respect of a search against the registration number of the Company made on the date hereof (the SIR Search).

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Schedule 2

Assumptions

1	All original documents (including any electronically signed documents) examined by us are authentic and complete.

2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	The Registration Statement will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us.

4	The Registration Statement will be duly authorised by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of Jersey).

5	The Registration Statement will be duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

6	The Indenture has been duly executed, dated and delivered by all parties thereto (other than the Company) in the same form as the last execution version examined by us.

7	The Indenture has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of Jersey).

8	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

9	In authorising the execution and delivery of the Documents and the exercise by the Company of its rights and the performance of its obligations under those Documents, each of the directors of the Company is acting in good faith with a view to the best interests of the Company.

10	The Company was not unable to pay its debts as they fell due when it entered into the Documents (and the transactions contemplated thereby) and will not become unable to pay its debts as they fall due as a result of its entry into the Documents (and the transactions contemplated thereby).

11	All parties to the Documents, other than the Company, are duly incorporated or established and validly existing under the laws of their jurisdiction of incorporation or establishment.

12	All parties to the Documents, other than the Company, have the capacity and power to enter into the Documents and to exercise their rights and perform their obligations under such Documents.

13	All parties to the Documents, other than the Company, have taken all corporate or other actions and obtained all necessary agreements or consents required to authorise the execution and delivery of the Documents and to exercise their rights and perform their obligations under such Documents and such parties have duly authorised, executed and delivered such document in accordance with such authorisations.

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14	There are no agreements, documents or arrangements (other than the documents expressly referred to herein as having been examined by us) which materially affect, amend, vary, modify, prevent or inhibit the Documents or the transactions contemplated by them or restrict the powers and authority of the directors of the Company or the Company itself in any way.

15	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey. In particular, but without limitation, there are no provisions of the laws of any jurisdiction other than Jersey, or any judgments, orders or judicial decision in any jurisdiction other than Jersey, which would be contravened by the execution or delivery of the Documents or by any party to the Documents exercising its rights or performing its obligations thereunder.

16	All:

(a)	notarisations, apostillisations and consularisations required pursuant to the laws of all relevant jurisdictions (other than Jersey); and

(b)	filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside Jersey; and

(c)	payments outside Jersey of stamp duty, registration or other tax on or in relation to the Documents,

required to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid.

17	The Secretary's Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at the date hereof.

18	The written confirmation provided by the Viscount's Department in response to the Désastre Search is accurate and complete as at the date hereof.

19	The written confirmation provided by the Judicial Greffe in response to the Creditors' Winding Up Search is accurate and complete as at the date hereof.

20	The information disclosed by our searches of the Public Records is accurate as at the date hereof and any documents disclosed by our searches of the Public Records are true and complete, in full force and effect and have not been amended, varied, supplemented or revoked in any respect and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

21	The information disclosed by the SIR Search is true, accurate and complete as of the date hereof and there is no information which has been delivered to the SIR for registration which was not disclosed by the SIR Search.

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22	No application for the property of the Company to be declared en désastre or for the property of the Company to be placed under the control of the Court has been made by the Company.

23	The Registration Statement does not constitute an offer for securities in the capital of Amcor plc and therefore is not a "prospectus" for the purposes of article 1 of the Companies (Jersey) Law 1991 and therefore no consent of the Registrar of Companies in Jersey is required per article 5 of the Companies (General Provisions) (Jersey) Order 2002 in relation to the circulation of the Registration Statement.

24	No resolution has been passed by the Company nor notice received by the Company in relation to the following matters:

(a)	an application, order or resolution for the appointment of a liquidator, provisional liquidator or receiver of the Company or any of its assets or of a winding-up or dissolution of the Company; or

(b)	a statutory demand requiring payment of a debt by the Company; or

(c)	an application by a third party for the property of the Company to be declared en désastre; or

(d)	a decision of the Royal Court of Jersey adjudging the property of the Company to be renounced; or

(e)	any judgments, orders, or judicial decisions applicable to the Company or its property.

25	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey.

26	That no other event occurs after the date hereof which would affect the opinions herein stated.

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Schedule 3

Qualifications

1	The Jersey courts may potentially set aside a transaction in circumstances where it is shown that a counterparty had actual or constructive notice that the directors of the Company had breached their fiduciary duties, such as their duty to act in the best interests of the Company or their duty to exercise their powers for proper purposes.

2	The question of whether or not any provision of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof would be determined by the Jersey courts in their discretion.

3	Information available in public registries in Jersey is limited and, in particular, the only publicly available records of security over the shares or assets of Jersey companies include the Jersey registers for:

(a)	certain security over intangible movable property governed by the SIJL (but not security governed by the Security Interests (Jersey) Law 1983);

(b)	security over immovable property situated in Jersey; and

(c)	security over ships in respect of which title has been entered on the Registry of British Ships maintained in Jersey.

4	The search of the Public Records and the Creditors' Winding Up Search referred to in this opinion are not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of a liquidator in respect of the Company, as notice of these matters might not be filed with the Jersey Financial Services Commission or the Judicial Greffe immediately and, when filed, might not be entered on the public record of the Company immediately.

5	The written confirmation provided by the Viscount's Department in response to the Désastre Search relates only to the property of the Company being declared to be "en désastre". There is no formal procedure for determining whether the Company has otherwise become "bankrupt", as defined in the Interpretation (Jersey) Law 1954.

6	The Creditors' Winding Up Search is only capable of revealing whether or not an application for a creditors' winding up of the Company made by a creditor pursuant to Article 157A of the Companies (Jersey) Law 1991 has been recorded in the records of the Royal Court of Jersey (the Royal Court). It will not reveal whether (i) any statutory demand preceding a creditors' winding up application has been served on the Company, (ii) there are any other actions, suits or proceedings pending against the Company in the Royal Court, nor (iii) whether the Royal Court has granted the application or made any orders in relation to it.

7	The SIR Search will not reveal all security interests created under the laws of Jersey or by the Company and, in particular, will not reveal those created:

(a)	under the Security Interests (Jersey) Law 1983;

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(b)	by possession or control in accordance with the SIJL (unless they are also registered in the SIR);

(c)	under the laws of a jurisdiction other than Jersey;

(d)	by trustees of a trust (other than a prescribed unit trust (as defined in the Security Interests (Registration and Miscellaneous Provisions) (Jersey) Order 2013)) in respect of trust property of that trust; or

(e)	under the SIJL where the relevant financing statements have been removed from the SIR for whatsoever reason, or have not yet been registered.

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